As filed with the Securities and Exchange Commission on June 25, 2003

Registration No.  333-___________

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

_________________

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

EOS INTERNATIONAL, INC.
(Exact name of registrant as specified in its charter)

Delaware	52-1373960
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

888 7th Avenue, 13th Floor
New York, New York 10106
(Address, including zip code of registrant’s principal executive offices)

EOS INTERNATIONAL, INC. 2003 STOCK AWARD AND INCENTIVE PLAN
EOS INTERNATIONAL, INC. 1999 EMPLOYEE STOCK OPTION PLAN
EOS INTERNATIONAL, INC. 1999 CONSULTANTS STOCK OPTION PLAN
EOS INTERNATIONAL, INC. 1999 OUTSIDE DIRECTORS STOCK OPTION PLAN
EOS INTERNATIONAL, INC. 1997 STOCK OPTION PLAN
PETER A. LUND OPTION AGREEMENT DATED AS OF JANUARY 23, 2003
BETH POLISH OPTION AGREEMENT DATED AS OF DECEMBER 9, 1999
BETH POLISH OPTION AGREEMENT DATED AS OF MAY 27, 1999
(Full title of the Plans)

Jack B. Hood, Chief Financial Officer
Eos International, Inc.
888 7th Avenue, 13th Floor
New York, New York 10106
(212)  887-6869
(Name, address, including zip code, and telephone number, including area code, of agent for service)

______________________________

With a Copy to:
Frank E. Lawatsch, Jr., Esq.
Pitney, Hardin, Kipp & Szuch LLP
P.O. Box 1945
Morristown, New Jersey 07962
(973) 966-8286

CALCULATION OF REGISTRATION FEE

Title of securities	Amount to be	Proposed maximum offering price	Proposed maximum aggregate offering	Amount of
to be registered	Registered (1)	per share (2)	Price (2)	Registration fee

Common Stock, $0.01 par value per share	24,462,500 shares	$0.52	$12,720,500	$1,029.09
_________________

(1)	This Registration Statement also covers, in addition to the number of shares of common stock stated above, such indeterminable number of shares of common stock as may become subject to the Plan as a result of the anti-dilution provisions thereof.

(2)	Estimated solely for the purpose of calculating the registration fee, and pursuant to Rule 457(c) of the Securities Act of 1933, based on the average of the bid and asked price per share of the Registrant’s common stock, as reported on the Nasdaq OTC Bulletin Board on June 23, 2003.

PART I
INFORMATION REQUIREMENT IN THE SECTION 10(a) PROSPECTUS

ITEM 1.     Plan Information

           Not filed with this Registration Statement.

ITEM 2.     Registrant Information and Employee Plan Annual Information

           Not filed with this Registration Statement.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.      Documents Incorporated by Reference

          The following documents filed with the Securities and Exchange Commission are incorporated by reference in this Registration Statement:

1.	Our Annual Report on Form 10-K for the year ended December 31, 2002, filed with the SEC on March 31, 2003, as amended.

2.	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2003, filed with the SEC on May 14, 2003.

3.	Our Current Reports filed on Form 8-K or Form 8-K/A filed with the SEC on January 15, 2003, March 3, 2003, and March 28, 2003.

4.

The description of our capital stock contained under the heading “Description of Capital Stock” in our Current Report on Form 8-K filed with the SEC on May 22, 2003, and by any amendment or report filed for the purpose of updating such description.

        In addition, all documents that we file pursuant to Section 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, hereby are incorporated herein by reference and shall be deemed a part hereof from the date of filing of such documents.

ITEM 4.      Description of Securities

          Not applicable.

ITEM 5.      Interests of Named Experts and Counsel

          None.

ITEM 6.      Indemnification of Directors and Officers

          Section 145 of the Delaware General Corporation Law empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. Similar indemnity is authorized for such person against expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of any such threatened, pending or completed action or suit if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and provided further that (unless a court of competent jurisdiction otherwise provides) such person shall not have been adjudged liable to the corporation. Any such indemnification may be made only as authorized in each specific case upon a determination by the stockholders or disinterested directors or, if there are no disinterested directors, or if such disinterested directors so direct, by independent legal counsel in a written opinion that indemnification is proper because the indemnitee has met the applicable standard of conduct. Article 8 of our Restated Certificate of Incorporation provides that we must, to the fullest extent permitted by Section 145 of the General Corporation Law of the State of Delaware, as amended from time to time, indemnify any and all persons whom it shall have power to indemnify under Section 145.

          Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145. We maintain policies insuring our and our subsidiaries’ officers and directors against certain liabilities for actions taken in such capacities.

ITEM 7.       Exemption from Registration Claimed

          Not applicable.

ITEM 8.       Exhibits

5	Opinion Letter of Pitney, Hardin, Kipp & Szuch LLP regarding legality of securities

23.1	Consent of BDO Seidman LLP

23.2	Consent of Comyns, Smith, McCleary LLP

23.3	Consent of Pitney, Hardin, Kipp & Szuch LLP (contained in its opinion letter)

24	Power of Attorney for Directors and Executive Officers

ITEM 9. Undertakings

1.	The undersigned registrant hereby undertakes:

(a)

To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

(b)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2.	That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Benicia, State of California, on June 25, 2003.

Date: June 25, 2003	EOS INTERNATIONAL, INC. By: JAMES M. CASCINO —————————————— James M. Cascino President and Chief Executive Officer (Principal Executive Officer)

        Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

Signature	Capacity	Date

JAMES M. CASCINO —————————— James M. Cascino	President, Chief Executive Officer and Director (Principal Executive Officer)	June 25, 2003

JACK B. HOOD —————————— Jack B. Hood	Chief Executive Officer and Treasurer (Principal Financial and Accounting Officer)	June 25, 2003

* —————————— Peter A. Lund	Chairman of the Board	June 25, 2003

* —————————— Julius Koppelman	Vice Chairman of the Board	June 25, 2003

* —————————— Anthony R. Calandra	Director	June 25, 2003

* —————————— Jonathan C. Klein	Director	June 25, 2003

* —————————— Mark A. Ryle	Director	June 25, 2003

* —————————— William S. Walsh	Director	June 25, 2003

* —————————— Anthony J. Robbins	Vice Chairman of the Board	June 25, 2003

* —————————— Charles D. Peebler, Jr.	Director	June 25, 2003

* Pursuant to Power of Attorney. 6

INDEX TO EXHIBITS

Exhibit 5	Opinion Letter of Pitney, Hardin, Kipp & Szuch LLP regarding legality of securities

Exhibit 23.1	Consent of BDO Seidman LLP

Exhibit 23.2	Consent of Comyns, Smith, McCleary LLP

Exhibit 23.3	Consent of Pitney, Hardin, Kipp & Szuch LLP (contained in the opinion included as Exhibit 5)

Exhibit 24	Power of Attorney for Directors and Executive Officers